UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 7, 2012

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

181 W. Huntington Drive, Suite 202
Monrovia, CA	91016
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 357-9983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐            Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2012, AeroVironment, Inc. (the “Company”) announced that its Board of Directors has created a new position of Chief Operating Officer and has appointed Thomas Herring to serve as Chief Operating Officer effective as of May 7, 2012.

Mr. Herring, age 52, has served as the Company’s Senior Vice President and General Manager, Unmanned Aircraft Systems (UAS) since March, 2010.  Prior to being appointed General Manager, Mr. Herring served for the same business as Vice President, Strategy from November 2008 to December 2009 and then as Vice President, Business Development through March 2010. Prior to joining the Company, Mr. Herring attended the Graziadio School of Business and Management at Pepperdine University from September 2007 to April 2009, from which the received an M.B.A., and worked for 27 years with BAE Systems in a succession of positions of increasing responsibility, most recently as Vice President and General Manager of Integrated Solutions, a business unit of BAE Systems, a global defense and security company.

Concurrent with the promotion of Mr. Herring, the Company’s Board of Directors also promoted Mr. Roy Minson, age 50, to the position of Senior Vice President and General Manager, UAS.  Mr. Minson has served as the Company’s Vice President of Business Development and Deputy General Manager, UAS since April 2010.  Prior to joining the Company, Mr. Minson was Vice President and Operations Manager for a research and development business within the Tactical Systems and Solutions division of SAIC, a defense contractor, where he was responsible for transitioning products and solutions.

Item 9.01                                           Financial Statements and Exhibits

(d)           Exhibits.

The following exhibits are filed herewith:

Exhibit
Number	Description
99.1	Press release dated May 8, 2012, issued by AeroVironment, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROVIRONMENT, INC.

Date: May 11, 2012	By:	/s/ Timothy E. Conver
Timothy E. Conver
President and Chief Executive Officer